Exhibit 10.14

DAN MOEN
EMPLOYMENT AGREEMENT, AS AMENDED AND RESTATED

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of May 29, 2007, and amended and restated December 23, 2008, by and between Coldwater Creek Inc., a Delaware corporation (the “Company”), and Dan Moen (the “Executive”).

WHEREAS, the Company desires to employ the Executive as its Senior Vice President and Chief Information Officer and the Executive desires to accept such employment, on the terms set forth below.

Accordingly, the parties hereto agree as follows:

1.                                       Term.  The Company hereby employs the Executive, and the Executive hereby accepts such employment for an initial term commencing as of the date hereof and ending May 29, 2010, unless sooner terminated in accordance with the provisions of Section 4 or Section 5, and which shall automatically renew for an additional one year term unless six months advance notice is given of non-renewal (the period during which the Executive is employed hereunder being hereinafter referred to as the “Term”).

2.                                       Duties.  The Executive, in his capacity as Senior Vice President and Chief Information Officer shall faithfully perform for the Company the duties of said office and shall perform such other duties of an executive, managerial or administrative nature as shall be specified and designated from time to time by the Chief Executive Officer or board of directors or similar governing body of the Company (the “Board”) (including the performance of services for, and serving on the Board of Directors of, any subsidiary or affiliate of the Company without any additional compensation).  The Executive will be based at the Company’s headquarters, presently located in Sandpoint, Idaho.  The Executive shall devote substantially all of the Executive’s business time and effort to the performance of the Executive’s duties hereunder, provided that in no event shall this sentence prohibit the Executive from performing personal and charitable activities and any other activities approved by the Chief Executive Officer or the Board, so long as such activities do not materially and adversely interfere with the Executive’s duties for the Company.

3.                                       Compensation.

3.1                                 Salary.  The Company shall pay the Executive during the Term a base salary at the rate of $350,000 per annum (the “Annual Salary”), payable semi-monthly and subject to regular deductions and withholdings as required by law.  The Annual Salary may be increased annually by an amount as may be approved by the Board or the Compensation

Committee of the Board of Directors (the “Compensation Committee”), and, upon such increase, the increased amount shall thereafter be deemed to be the Annual Salary for purposes of this Agreement.

3.2                                 Bonus.  The Executive will be entitled to such bonuses as may be authorized by the Board.  The Executive’s target bonus will be expressed as a percentage of Annual Salary, provided, however, that Executive’s Annual Bonus, if any, may be below, at, or above the target based upon the achievement of individual and objective Company annual performance criteria established by the Compensation Committee.   Any Annual Bonus payable to the Executive hereunder shall be paid no later than 2 ½ months of the fiscal year following the fiscal year with respect to which the bonus is earned.

3.3                                 Equity-Based Awards.   The Executive may from time to time be awarded such restricted stock units, stock options or other equity-based awards as the Board or the Compensation Committee determines to be appropriate.

3.4                                 Benefits — In General.  The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, pension and profit sharing plans and similar benefits that may be available to other senior executives of the Company generally, on the same terms as may be applicable to such other executives, in each case to the extent that the Executive is eligible under the terms of such plans or programs.

3.5                                 Personal Days.  During the Term, the Executive shall be entitled to the number of personal days per year as may be prescribed from time to time pursuant to the Company’s human resources policies.

3.6                                 Expenses.  The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, provided that the Executive submits such expenses in accordance with the policies applicable to senior executives of the Company generally.

4.                                       Termination upon Death or Disability.  If the Executive dies during the Term, the obligations of the Company to or with respect to the Executive shall terminate in their entirety except as otherwise provided under this Section 4.  If the Executive becomes eligible for disability benefits under the Company’s long-term disability plans and arrangements (or, if none apply, would have been so eligible under the most recent plan or arrangement), the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

Upon death of the Executive or upon termination of the Executive’s employment by virtue of disability the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 4) other than the Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, a pro-rata bonus for the year of termination based on the target and portion of year completed, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination).  In the event of termination by virtue of disability, in addition to the foregoing, the Executive will also be entitled to monthly cash payments equal to one twelfth (1/12th) of the Executive’s Annual Salary in effect on the day of termination for a period of twelve (12) months. This Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 7.13).  For purposes of this Section 4, the “Effective Date of the Termination” shall mean the date of death or the date on which a notice of termination by virtue of disability is given by the Company or any later date set forth in such notice of termination.

For the avoidance of doubt, the Executive acknowledges and agrees that the payments set forth in this Section 4 constitute liquidated damages for termination of his employment during the Term upon his death or by virtue of his disability.

5.                                       Other Terminations of Employment.

5.1                                 Termination for Cause; Termination of Employment by the Executive Without Good Reason.

(a)                                  For purposes of this Agreement, “Cause” shall mean:

(i)                                     the Executive’s commission of any felony;

(ii)                                  the Executive’s commission of an act of fraud, theft or dishonesty;

(iii)                               the continuing failure or habitual neglect by the Executive to perform the Executive’s duties hereunder;

(iv)                              any material violation of Company policy, including without limitation, the Company’s Corporate Standards of Conduct;

(v)                                 any material violation by the Executive of Section 6 below; or

(vi)                              the Executive’s material breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Cause under clause (iii), (iv), (v) or (vi) above, the Executive shall have 30 days from the date written notice is given by the Company of such event or condition to cure such event or condition and, if the Executive does so, such event or condition shall not constitute Cause hereunder.

(b)                                 For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

(i)                                     the material reduction of the Executive’s authority, duties and responsibilities, or the assignment to the Executive of duties materially and adversely inconsistent with the Executive’s position or positions with the Company and its subsidiaries;

(ii)                                  a material reduction in Annual Salary of the Executive except in connection with a reduction in compensation generally applicable to senior management employees of the Company;

(iii)                               a requirement by the Company that the Executive’s work location be moved more than 50 miles from the Company’s principal place of business in Sandpoint, Idaho; or

(iv)                              the Company’s material and willful breach of this Agreement.

Notwithstanding the foregoing, if there exists (without regard to this sentence) an event or condition that constitutes Good Reason, the Company shall have thirty (30) days from the date on which the Executive gives the written notice thereof to cure such event or condition (such notice from the Executive to be given within ninety (90) days from the date the event or condition first occurs) and, if the Company does so, such event or condition shall not constitute Good Reason hereunder.  Further, an event or condition shall cease to constitute Good Reason one hundred twenty (120) days after the event or condition first occurs.

(c)                                  The Company may terminate the Executive’s employment for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.  If the Company terminates the Executive for Cause, (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(c)) other than Annual Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses) earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) the provisions of Section 5.3 shall apply and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13).  For purposes of this Section 5.1(c), the “Effective Date of the Termination” shall mean the date on which a notice of termination is given by the Company or any later date set forth in such notice of termination.

(d)                                 The Executive may terminate his employment without Good Reason.  If the Executive terminates the Executive’s employment with the Company without Good Reason: (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(d)) other than Annual Salary and other benefits, including payment for accrued but unused vacation (but excluding any bonuses) earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) the provisions of Section 5.3 shall apply and (iii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13).  For purposes of this Section 5.1(d), the “Effective Date of the Termination” shall mean the date on which a notice of termination is given by the Executive or any later date set forth in such notice of termination.

(e)                                  In the event the Executive or the Company elects not to renew this Agreement pursuant to Section 1 above, (i) the Executive shall have no right to receive any compensation or benefit under this Agreement on and after the Effective Date of the Termination (as defined below in this Section 5.1(e)) other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for any prior years not yet paid, any bonus earned with respect to the calendar year in which the Effective Date of Termination occurred, and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination) and (ii) this Agreement shall otherwise terminate upon the Effective Date of the Termination and there shall be no further rights with respect to the Executive hereunder (except as provided in Section 7.13).  For purposes of this Section 5.1(e), the “Effective Date of the Termination” shall mean the date on which a notice of non-renewal is given by the Executive or the Company, as applicable, or any later date set forth in such notice of non-renewal.

5.2                                 Termination Without Cause; Termination for Good Reason.  The Company may terminate the Executive’s employment at any time without Cause, for any reason or no reason, and the Executive may terminate the Executive’s employment with the Company for Good Reason.  If the Company or the Executive terminates the Executive’s employment and such termination is not described in Section 4 or Section 5.1, (i) the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination (as defined below in this Section 5.2) other than Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, a pro rata bonus for any pending bonus periods in the current year (and if such Effective Date of Termination is after May 29, 2010, the pro rata bonus with respect to any pending bonus period shall be paid only to the extent the performance goals for such pending bonus period are subsequently determined to have been achieved) and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the

Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) the Executive shall receive a cash payment equal to the Severance Payment (as defined below in this Section 5.2) payable no later than 30 days after the Effective Date of the Termination, (iii) all unvested equity awards held by the Executive shall fully vest, provided, however, that if the equity awards are subject to performance vesting requirements and such Effective Date of Termination is after May 29, 2010, such vesting will only occur to the extent the performance goals for any pending bonus period are subsequently determined to have been achieved, (iv) the Executive shall continue to receive health benefits for 12 months and (v) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13).  Notwithstanding the foregoing sentence, if the Company terminates Executive’s employment without Cause or Executive terminates employment for Good Reason on or within 12 months after a Change in Control,  the Executive shall have no right to receive any compensation or benefit hereunder on and after the Effective Date of the Termination (as defined below in this Section 5.2) other than (i) the Executive shall receive his Annual Salary earned and accrued under this Agreement prior to the Effective Date of the Termination, any bonus for the prior year not yet paid, a pro rata bonus (at target level) for any pending bonus periods in the current year and other benefits, including payment for accrued but unused vacation, earned and accrued under this Agreement prior to the Effective Date of the Termination (and reimbursement under this Agreement for expenses incurred but not paid prior to the Effective Date of the Termination), (ii) the Executive shall receive the applicable Severance Payment, payable no later than 30 days after the Effective Date of the Termination (iii) the Executive shall receive continuation of health benefits for 12 months, (iv) all unvested equity awards held by the Executive shall fully vest and (v) this Agreement shall otherwise terminate upon the Effective Date of the Termination and the Executive shall have no further rights hereunder (except as provided in Section 7.13).  The “Severance Payment” means one and one-half (1 1/2) times the Executive’s Annual Salary in effect on the day of termination provided that, if the Effective Date of Termination occurs within 365 days following the occurrence of a Change in Control pursuant to the Company’s termination without Cause or the Executive’s termination for Good Reason (as defined below in this Section 5.1(b)), the Severance Payment means one and one-half (1 1/2) times the Executive’s Annual Salary and annual bonus at target level in effect on the day of termination.  For purposes of this Section 5.2, (i) the “Effective Date of the Termination” shall mean the date of termination specified in the Company’s or the Executive’s notice of termination, as applicable, and (ii) a “Change in Control” shall mean: (a) the acquisition directly or indirectly by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company prior to the transaction) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities; (b) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board; or (c) a sale of all or substantially all of the assets of the Company to another person or entity (other than a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the Company prior to the transaction).

5.3                                 Nature of Payments.  For the avoidance of doubt, the Executive acknowledges and agrees that the Company’s payment obligations set forth in this Section 5 constitute liquidated damages for termination of the Executive’s employment during the Term.

6.                                       Noncompetition.

6.1                                 Noncompetition.  The Executive agrees with the Company that, during the Term of this Agreement and for twelve (12) months thereafter (the “Non-Competition Restriction Period”), the Executive will not, directly or indirectly (whether as an officer, director, employee, consultant, agent, advisor, stockholder, partner, joint venturer, proprietor or otherwise) engage, be engaged by or otherwise become interested in any direct competitor of the Company or any of its subsidiaries (or any of their successors), as the Company’s business is conducted or contemplated to be conducted during his period of employment with the Company.

6.2                                 Reasonable and Necessary Restrictions.  The Executive acknowledges that the restrictions, prohibitions and other provisions hereof, including, without limitation the Restriction Period, are reasonable, fair and equitable in terms of duration, scope and geographic area, are necessary to protect the legitimate business interests of the Company and are a material inducement to the Company to enter into this Agreement.

6.3                                 Forfeiture of Severance Payments.  In the event the Executive breaches any provision of Section 6.1, in addition to any other remedies that the Company may have at law or in equity, the Executive shall promptly reimburse the Company for any Severance Payments received from, or payable by, the Company.  In addition, the Company shall be entitled in its sole discretion to offset all or any portion of the amount of any unpaid reimbursements against any amount owed by the Company to the Executive.

7.                                       Other Provisions.

7.1                                 Specific Performance.  The Executive acknowledges that the obligations undertaken by such Executive pursuant to Section 6 of this Agreement are unique and that the Company likely will have no adequate remedy at law if the Executive shall fail to perform any of such Executive’s obligations hereunder, and the Executive therefore confirms that the Company’s right to specific performance of the terms of Section 6 of this Agreement is essential to protect the rights and interests of the Company.  Accordingly, in addition to any other remedies that the Company may have at law or in equity, the Company shall have the right to have all obligations, covenants, agreements and other provisions of Section 6 of this Agreement specifically performed by the Executive, and the Company shall have the right to obtain preliminary and permanent injunctive relief to secure specific performance and to prevent a breach or contemplated breach of this Agreement by the Executive.  The Executive hereby acknowledges and warrants that he will be fully able to earn a livelihood for himself and his dependents if these covenants are specifically enforced against him.  The Executive hereby further acknowledges and agrees that the Company shall not be required to post bond as a condition to obtaining or exercising such remedies, and the Executive hereby waives any such requirement or condition.

7.2                                 Severability.  The Executive acknowledges and agrees that the Executive has had an opportunity to seek advice of counsel in connection with this Agreement.  If it is determined that any of the provisions of this Agreement, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full affect, without regard to the invalid portions.

7.3                                 Attorneys’ Fees.  In the event of any legal proceeding relating to this Agreement or any term or provision thereof, the losing party shall be responsible to pay or reimburse the prevailing party for all reasonable attorneys’ fees incurred by the prevailing party in connection with such proceeding.

7.4                                 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly delivered (i) two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, (ii) when received if it is sent by facsimile communication during normal business hours on a business day or one business day after it is sent by facsimile and received if sent other than during business hours on a business day, (iii) one business day after it is sent via a reputable overnight courier service, charges prepaid, or (iv) when received if it is delivered by hand, in each case to the intended recipient as set forth below:

(i)            if to the Executive, to the address set forth in the records of the Company; and

(ii)           if to the Company,

Coldwater Creek Inc.

One Coldwater Creek Drive

Sandpoint, Idaho 83864

Attention:  Chief Executive Officer

Facsimile:  [                      ]

Any such person may by notice given in accordance with this Section to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5                                 Entire Agreement.  This Agreement, and the Coldwater Creek Inc.  Confidentiality and Intellectual Property Agreement and Agreement for Non-Solicitation or Recruitment, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with the Company or its subsidiaries (or any predecessor of either).

7.6                                 Waivers and Amendments.  This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance.  No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7                                 GOVERNING LAW.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF IDAHO WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

7.8                                 Assignment.  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive; any purported assignment by the Executive in violation hereof shall be null and void.  In the event of any Change in Control, the Company may assign this Agreement and its rights hereunder.

7.9                                 Withholding.  The Company shall be entitled to withhold from any payments or deemed payments any amount of withholding required by law.  No other taxes, fees, impositions, duties or other charges or offsets of any kind shall be deducted or withheld from amounts payable hereunder, unless otherwise required by law.

7.10                           No Duty to Mitigate.  The Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise, nor will any payments hereunder be subject to offset in the event the Executive does mitigate.

7.11                           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.12                           Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.  Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.13                           Survival.  Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4 through 6 (to the extent necessary to effectuate the post-termination obligations set forth therein) and of Section 7 shall survive termination of this Agreement and any termination of the Executive’s employment hereunder.

7.14                           Existing Agreements.  The Executive represents to the Company that the Executive is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit the Executive from executing this Agreement or limit the Executive’s ability to fulfill the Executive’s responsibilities hereunder.

7.15                           Headings.  The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

7.16  Section 409A of the Internal Revenue Code.

(a)                                  Anything in this Agreement to the contrary notwithstanding, if (A) on the date of termination of Executive’s employment with the Company or a Subsidiary, any of the Company’s stock is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code, as amended (the “Code”)) and (B) as a result of such termination, the Executive would receive any payment that, absent the application of this Section 7.16, would be subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (1) 6 months after the Executive’s termination date, (2) the Executive’s death or (3) such other date as will cause such payment not to be subject to such interest and additional tax.

(b)                                 It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax imposed pursuant to Section 409A of the Code (“409A”).  To the extent such potential payments or benefits could become subject to such Section, the parties shall cooperate to amend this Agreement with the goal of giving the Executive the economic benefits described herein in a manner that does not result in such tax being imposed.

(c)                                  Except as otherwise provided under this Agreement, all reimbursements to the Executive shall be paid as promptly as practical and in any event not later than the last day of the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.  With respect to payments under this Agreement, for purposes of 409A, each severance payment and COBRA continuation reimbursement payment will be considered one of a series of separate payments, and the Executive’s termination date will be treated as the Executive’s separation from service as defined under 409A.

(d)                                 Amounts payable under this Agreement following the Executive’s termination of employment, other than those expressly payable on a deferred or installment basis, will be paid as promptly as practical after such a termination of employment and, in any event, within 2 ½ months after the end of the year in which employment terminates.

7.17                           Certain Definitions.  For purposes of this Agreement:

(a)                                  an “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, and includes subsidiaries.

(b)                                 A “business day” means the period from 9:00 am to 5:00 pm on any weekday that is not a banking holiday in New York City, New York.

(c)                                  A “person” means an individual, corporation, limited liability company, partnership, association, trust or any other entity or organization, including any court, administrative agency or commission or other governmental authority.

(d)                                 A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests or no board of directors or other governing body, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

COLDWATER CREEK INC.

By:	/s/ Daniel Griesemer
Name:	Daniel Griesemer
Title:	Chief Executive Officer

/s/ Dan Moen
DAN MOEN